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                                                                    EXHIBIT 23.5

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated February 8, 2001 (except for the second paragraph of Note 1 and all of Note 15 as to which the date is February 28, 2001, Note 16 as to which the date is April 27, 2001 and Note 18 as to which the date is July 18, 2001) on Packard BioScience Company's consolidated financial statements and related schedules as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000, included in its Form 10-K/A as of December 31, 2000 and to all references to our Firm included in this registration statement.


/s/ Arthur Andersen LLP
Hartford, Connecticut
July 30, 2001